EXHIBIT 10.1

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release ("Agreement") is entered into by and between TEKELEC, including for purposes of this Agreement all of its subsidiary, affiliated, and related entities (hereinafter referred to as "Tekelec") and JAY WHITEHURST ("Employee") and is effective as of the Closing Date of the SSG Transaction as defined below.

RECITALS

A. Employee has been employed as an officer in Tekelec's switching solutions group ("SSG") at Tekelec's Morrisville, North Carolina location.

B. Employee and Tekelec are parties to a letter agreement dated November 10, 2006, providing for Employee's receipt of a Completion Bonus under certain conditions including the closing of a sale or other divestiture by Tekelec of the SSG business.

C. Tekelec has entered into an Acquisition Agreement dated March 20, 2007, whereby Tekelec has agreed to sell the SSG Business to GenBand, Inc. (hereinafter referred to as the "SSG Transaction.) The SSG Transaction is scheduled to close on April 21, 2007. As a result of the SSG Transaction, Employee will be separating from Tekelec and joining GenBand.

D. As more fully set forth in Section 19 below, Employee was provided with this Agreement on April 20, 2007, has been given forty-five days to consider whether to sign it, has been encouraged to consult with an attorney of his choice before signing it, and will have seven (7) days to revoke this agreement after having signed it.

E. Employee has received independent advice concerning the tax consequences of the benefits payable under this Agreement including Section 409A of the Internal Revenue Code (the "Code"). Although Tekelec desires to cooperate with Employee in an effort to minimize any adverse tax consequences to Employee, Tekelec has not made any representations regarding, nor indemnified Employee with respect to any tax liabilities that may be imposed on him in connection with the payments made under this Agreement.

THEREFORE, having read, understood and voluntarily consented to the terms and conditions set forth below, the parties have entered into the following:

AGREEMENTS

1. Service through Closing Date. Tekelec's obligations under this Agreement are

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subject to the Closing of the SSG Transaction as defined in Section 3.2 of the Acquisition Agreement between Tekelec and GenBand, Inc.

2. Completion Bonus. Provided Employee enters into this Agreement within the time period specified in Paragraph 19(a) below, returns all Tekelec property and confidential information in Employee's possession, and complies with all of the terms of this Agreement, Employee will receive a Completion Bonus in the amount of $750,000 less legal deductions and withholdings. Tekelec agrees to issue two lump sum payments to Employee, each of which shall be mailed to Employee's last home address in Employee's personnel file, or such other address as Employee may specify in writing. The first lump sum payment in the amount of $450,000 shall be made on the last day of the month in which Employee's separation from service with Tekelec occurs. The second lump sum payment in the amount of $300,000 shall be made on the last day of the sixth month period commencing on the first day after the day on which Employee's separation from service with Tekelec occurs. For purposes of Code Section 409A, Employee's termination of employment with Tekelec shall be considered a separation from service. Tekelec makes no representations concerning the tax consequences of said payments under Code Section 409A. Employee shall be responsible for any and all tax liabilities that may arise in connection with said payment including without limitation Code Section 409A.

3. Waiver of Benefits under Tekelec Officer Severance Plan. In consideration for the Completion Bonus and in accordance with the terms of the Retention and Incentive Package dated November 10, 2006, Employee waives all rights and claims to benefits of any kind arising under the Tekelec Officer Severance Plan.

4 General Release of Claims. In consideration for the payment described in Paragraph 2 above, which Employee acknowledges is more than Employee is otherwise entitled to receive, Employee knowingly and voluntarily waives and releases all rights and claims, known and unknown, which Employee may have against Tekelec, or any of its current or former affiliates, officers, directors, shareholders, managers, employees, agents, insurers or representatives, predecessors, successors or assigns ("Releasees"), relating to any cause, matter or thing arising on or at any time before the Effective Date or in connection with Employee's departure from Tekelec, including without limitation Employee's employment relationship with Tekelec and the termination thereof, including but not limited to all rights and claims for compensation, incentives, bonuses or benefits for services rendered, any right or claim arising under the Officer Severance Plan or other severance policy or program maintained by Tekelec; any claim under the Age Discrimination in Employment Act, any claim under the Civil Rights Act of l964, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Relocation Act ("WARN"), the state laws of Texas, California, North Carolina, Massachusetts, or any other federal, state or local law or regulation, contract, or policy regulating employers, employees or the employment relationship and/or prohibiting harassment, retaliation, discrimination, wrongful discharge, emotional distress,

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fraud or defamation or other personal injury and any remedy for such claims. Nothing contained in this Paragraph 4 shall affect any rights, claims or causes of action which Employee may have (a) with respect to his outstanding stock options, warrants or other stock subscription rights to purchase Tekelec Common Stock or other securities under the terms and conditions thereof; (b) as a shareholder of Tekelec; (c) to indemnification by Tekelec, to the extent required under the provisions of Tekelec's Articles of Incorporation, Tekelec's Bylaws, the California General Corporation Law, insurance or contracts, with respect to matters relating to Employee's prior service as a director, an officer, employee and agent of Tekelec; and (d) with respect to Tekelec's performance of this Agreement. Further, Employee waives specifically any and all rights or claims he has or may have under the ADEA and/or the OWBPA, the Worker Adjustment and Retraining Notification ("WARN") Act, and acknowledges that such waiver is given voluntarily in exchange for certain consideration included in the benefits being paid pursuant to this Agreement.

5. Unknown Claims. Employee understands that the release of claims set forth in Paragraph 4 above is intended to be comprehensive in scope and to cover claims that the Employee knows about and those Employee may not foresee or know about. Therefore, Employee expressly waives all rights under Section 1542 of the California Civil Code, or any similar law in the States of Texas, North Carolina, or any other jurisdiction. Section 1542 of the California Civil Code provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

For this purpose, "creditor" refers to Employee and "debtor" refers to Tekelec and all Releasees as defined in Paragraph 4 above.

6. Covenant Not to Sue on Matters Released. Employee covenants that he will not make, assert or maintain against any person or entity that Employee has released in this Agreement, any claim, demand, action, cause of action, suit or proceeding arising out of or in connection with the matters herein released, including but not limited to any claim or right under the ADEA, the OWBPA, or any other federal or state statute or regulation. Employee represents and warrants that he has not assigned or transferred, purported to assign or transfer, and will not assign or transfer, any matter or claim herein released. Employee represents and warrants that he knows of no other person or entity which claims an interest in the matters or claims herein released. Employee agrees to, and shall at all times, indemnify and hold harmless each person and entity that Employee has released in this Agreement against any claim, demand, damage, debt, liability, account, action or cause of action, or cost or expense, including attorneys' fees, resulting or arising from any breach of the representations, warranties and covenants made

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herein.

7. 401(k) Plan. Employee's vested benefits under the Tekelec 401(k) Plan will be distributed to Employee in accordance with the terms of the Plan and applicable law. Tekelec will accelerate the vesting of any contributions made by Tekelec with respect to Employee that have not vested because Employee has not attained five years of service as of the Termination Date.

8. Stock Options. Employee's rights with respect to stock options issued to Employee shall be in accordance with the applicable stock option plan pursuant to which such option(s) were granted, the stock option agreement(s) executed by Employee, and applicable securities laws.

9. Proprietary Information, Confidential Information and Trade Secrets. Employee hereby recognizes, acknowledges and agrees that Tekelec is the owner of proprietary rights in certain confidential sales and marketing information, programs, tactics, systems, methods, processes, compilations of technical and non-technical information, records and other business, financial, sales, marketing and other information and things of value. To the extent that any or all of the foregoing constitute valuable trade secrets and/or confidential and/or privileged information of Tekelec, Employee hereby further agrees as follows:

(a) That, except with prior written authorization from Tekelec's CEO, for purposes related to Tekelec's best interests, he will not directly or indirectly duplicate, remove, transfer, disclose or utilize, nor knowingly allow any other person to duplicate, remove, transfer, disclose or utilize, any property, assets, trade secrets or other things of value, including, but not limited to, records, techniques, procedures, systems, methods, market research, new product plans and ideas, distribution arrangements, advertising and promotional materials, forms, patterns, lists of past, present or prospective customers, and data prepared for, stored in, processed by or obtained from, an automated information system belonging to or in the possession of Tekelec which are not intended for and have not been the subject of public disclosure. Employee agrees to safeguard all Tekelec trade secrets in his possession or known to him at all times so that they are not exposed to, or taken by, unauthorized persons and to exercise his reasonable efforts to assure their safekeeping. This subsection shall not apply to information that as of the date hereof is, or as of the date of such duplication, removal, transfer, disclosure or utilization (or the knowing allowing thereof) by Employee has (i) become generally known to the public or competitors of Tekelec (other than as a result of a breach of this Agreement); (ii) been lawfully obtained by Employee from any third party who has lawfully obtained such information without breaching any obligation of confidentiality; or (iii) been published or generally disclosed to the public by Tekelec. Employee shall bear the burden of showing that any of the foregoing exclusions applies to any information or materials.

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(b) That all improvements, discoveries, systems, techniques, ideas, processes, programs and other things of value made or conceived in whole or in part by Employee with respect to any aspects of Tekelec's current or anticipated business while an employee of Tekelec are and remain the sole and exclusive property of Tekelec, and Employee has disclosed all such things of value to Tekelec and will cooperate with Tekelec to insure that the ownership by Tekelec of such property is protected. All of such property of Tekelec in Employee's possession or control, including, but not limited to, all personal notes, documents and reproductions thereof, relating to the business and the trade secrets or confidential or privileged information of Tekelec has already been, or shall be immediately, delivered to Tekelec.

(c) Employee further acknowledges that as the result of his prior service as an officer and employee of Tekelec, he has had access to, and is in possession of, information and documents protected by the attorney-client privilege and by the attorney work product doctrine. Employee understands that the privilege to hold such information and documents confidential is Tekelec's, not his personally, and that he will not disclose the information or documents to any person or entity without the express prior written consent of the CEO or Board of Tekelec unless he is required to do so by law.

(d) Employee's obligations set forth in this Paragraph 9 and its subsections shall be in addition to, and not instead of, Employee's obligations under the written Nondisclosure Agreement executed by Employee, a copy of which is attached as Exhibit 1.

(e) Employee hereby acknowledges and agrees that the services rendered by him to Tekelec in the course of his prior employment as an officer were of a special and unique character, and that breach by him of any provision of the covenants set forth in this Paragraph 9 will cause Tekelec irreparable injury and damages. Employee expressly agrees that Tekelec shall be entitled, in addition to all other remedies available to it whether at law or in equity, to injunctive or other equitable relief to secure their enforcement.

10. Prohibition Against Disparagement. Employee agrees that for a period of two years following the Effective Date any communication, whether oral or written, made by him or on his behalf to any person or entity which in any way relates to Tekelec (or any of its subsidiaries) or to Tekelec's or any of its subsidiaries' directors, officers, management or employees: (a) will be truthful; and (b) will not, directly or indirectly, criticize, disparage, or in any manner undermine the reputation or business practices of Tekelec or its directors, officers, management or employees. The only exceptions to this Paragraph 10 shall be: (a) truthful statements privately made to (i) Tekelec's CEO or CFO, (ii) any member of Tekelec's Board, (iii) Tekelec's auditors, (iv) inside or outside counsel of Tekelec, (v) Employee's counsel or (vi) Employee's spouse; (b) truthful statements lawfully compelled and made under oath in connection with a court or government administrative proceeding; and (c) truthful statements made to specified persons upon and in compliance with prior written authorization from

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Tekelec's CEO or Board to Employee directing him to respond to inquiries from such specified persons.

11. Cooperation. Employee agrees that for a period of five years commencing with the Effective Date he will cooperate fully and reasonably with Tekelec in connection with any future or currently pending matter, proceeding, litigation or threatened litigation: (1) directly or indirectly involving Tekelec (which, for purposes of this Paragraph 11, shall include Tekelec and each of its current and future subsidiaries, successors or permitted assigns); or (2) directly or indirectly involving any director, officer or employee of Tekelec (with regard to matters relating to such person(s) acting in such capacities with regard to Tekelec business). Such cooperation shall include making himself available upon reasonable notice at reasonable times and places for consultation and to testify truthfully (at Tekelec's expense for reasonable, pre-approved out-of-pocket travel costs plus a daily fee of $1000 for each full or partial day during which Employee makes himself so available, in any action as reasonably requested by the CEO, CFO or the Board of Directors. Employee further agrees to immediately notify Tekelec's CEO in writing in the event that he receives any legal process or other communication purporting to require or request him to produce testimony, documents, information or things in any manner related to Tekelec, its directors, officers or employees, and that he will not produce testimony, documents, information or other things with regard to any pending or threatened lawsuit or proceeding regarding Tekelec without giving Tekelec prior written notice of the same and reasonable time to protect its interests with respect thereto. Employee further promises that when so directed by the CEO or the Board of Directors, he will make himself available to attend any such legal proceeding and will truthfully respond to any questions in any manner concerning or relating to Tekelec and will produce all documents and things in his possession or under his control which in any manner concern or relate to Tekelec.

12. Amendments. This Agreement can be changed, added to, or waived only in writing, signed by both parties to this Agreement.

13. Severability. In the event any provision of this Agreement or the application thereof to any circumstance shall be determined by arbitration pursuant to Paragraph 13 of this Agreement or held by a court of competent jurisdiction to be invalid, illegal or unenforceable, it shall be construed to be limited or reduced so as to be enforceable to the maximum extent allowed by applicable law, and if such construction shall not be feasible, then such provision shall be deemed to be deleted, and all other provisions of this Agreement shall remain in full force and effect.

14. Non-Admissions. Tekelec makes this Agreement to provide additional assistance to Employee and to avoid the cost of defending against any possible claim. By offering or making this Agreement, Tekelec does not admit that it has done anything wrong.

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15. Arbitration. Any dispute or claim asserted by Employee or Tekelec regarding this Agreement, including its enforceability, or any issue or claim arising out of or relating to Employee's employment or termination of employment ("arbitrable dispute") shall be resolved by an experienced employment arbitrator, selected in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association, as the exclusive remedy for such dispute. The award of the arbitrator can be enforced by either party in any court with jurisdiction. This agreement to arbitrate includes claims against any of the Releasees described in Paragraph 4 above. Tekelec shall be responsible for paying the costs of arbitration, including the administrative fees of the American Arbitration Association and the arbitrator's fees. Should either party to this Agreement ever pursue any arbitrable dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys' fees incurred as a result of such action.

16. No Other Promises or Representations. Employee acknowledges and agrees that his sole entitlement to compensation, payments of any kind, monetary and nonmonetary benefits and perquisites with respect to his Tekelec relationship (as an officer and employee) is as set forth in this Agreement, applicable stock option agreements, COBRA, Tekelec Indemnification Agreement dated April 8, 2005 by and between Tekelec and Employee, and the Tekelec 401(k) plan. Any other promises or expectations are hereby superseded in their entirety.

17. Independent Legal Advice. Employee acknowledges that he has not been entitled to or has not in fact relied upon the legal or other advice of Tekelec, its employees or representatives, or Tekelec's legal counsel in entering into this Agreement. Without limiting the generality of the foregoing, Employee acknowledges that he has been encouraged to obtain independent advice concerning the tax consequences of the benefits payable under this Agreement including Code Section 409A, and that while both parties have cooperated in an effort to minimize any adverse tax consequences, Tekelec has not made any representations regarding, nor indemnified Employee with respect to any tax liabilities that may be imposed on him.

18. 409A Compliance.

(a) Retention and Incentive Package Superseded. The parties intend that this Agreement shall constitute an amendment to the Retention and Incentive Package dated November 10, 2006 for the purpose of addressing Code Section 409A, effective retroactively to November 10, 2006.

(b) Construction in Accordance with Code Section 409A. The parties agree that this Agreement shall be administered in good faith in compliance with Code Section 409A,

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and applicable guidance thereunder, with respect to any amounts treated as compensation deferred after December 31, 2004. The parties intend that the terms of this Agreement be construed in a manner consistent with Code Section 409A and in a manner that will not result in amounts being included in Employee's income pursuant to Section 409A(a)(1)(A) of the Code, or that would result in the imposition of any additional tax or interest charge pursuant to Section 409A(a)(1)(B) of the Code.

(c) Tekelec and Employee agree to cooperate to the extent reasonably necessary (without unreasonable cost or burden to Tekelec) to prevent amounts payable hereunder from being included in Employee's income pursuant to Section 409A(1)(A) of the Code or being subject to any additional tax or interest charge pursuant to Section 409A(a)(1)(B) of the Code, provided that there shall be no change in the value of Employee's compensation or benefits hereunder or in Tekelec's costs or administrative burdens in fulfilling its obligations under the applicable plan, agreement or arrangement.

19. Compliance with Older Workers Benefit Protection Act. In accordance with the requirements of the Older Workers Benefit Protection Act of 1990, Tekelec and Employee acknowledge as follows:

(a) Employee was offered this Agreement on April 20, 2007, and given a period of forty-five (45) days to consider whether to sign it. Employee understands that Employee can use as much or little of that period as Employee chooses, and Employee has freely elected to execute the Agreement on the date set forth below.

(b) Employee is encouraged to consult with an attorney before signing this Agreement.

(c) Employee may revoke this Agreement within seven (7) days of Employee's signing it. Revocation can be made by delivering a written notice of revocation to the attention of Judith Barnett, Dir HR Tekelec, 5200 Paramount Parkway, Morrisville, North Carolina 27560. For the revocation to be effective, written notice must be received no later than the close of business on the seventh calendar day after Employee signs this Agreement. If Employee revokes this Agreement, Employee will not receive the completion bonus described in Paragraph 2 above.

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(d) Employee is among a group of Tekelec employees who are receiving compensation in connection with the closing of the SSG Transaction. As required by law, the ages and affected classifications of employees who are eligible and ineligible for severance benefits or other compensation in connection with the closing of the SSG Transaction are set forth in Attachment 1.
JAY WHITEHURST ____________________________________ Signature Date Signed__________________________	TEKELEC ____________________________________ Signature Name: ______________________________ Title: ____________________________ Date ________________________________

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Exhibit 1

Confidentiality and Non-Disclosure Agreement
(attached)

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Attachment 1

Classifications and Ages of Employees Eligible/Ineligible for Compensation in Connection with the Closing of the SSG Transaction

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